Exhibit 99.1
NSH Holdco, Inc.

Annual Consolidated Financial Statements

INDEPENDENT AUDITOR'S REPORT

The Audit Committee of the Board of Directors
NSH Holdco, Inc.
Chicago, Illinois

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of NSH Holdco, Inc., which comprise the consolidated balance sheets as of December 31, 2016 and 2015, and the related consolidated statements of operations, changes in equity, and cash flows for each of the three years in the period ended December 31, 2016, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NSH Holdco, Inc., as of December 31, 2016 and 2015, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2016 in accordance with accounting principles generally accepted in the United States of America.

                            /s/ Crowe Horwath LLP
Chicago, Illinois
November 8, 2017

NSH HOLDCO, INC.
Consolidated Balance Sheets
(In thousands, except share information)
	December 31,	December 31,
	2016	2015
Assets
Current assets:
Cash	$29,677	$38,673
Patient accounts receivable (less allowances for doubtful accounts of $21,386 and $21,795 in 2016 and 2015, respectively)	100,279	94,246
Supplies	14,910	14,430
Receivables from affiliates	635	812
Income tax receivable	4,392	—
Prepaid expenses and other current assets	10,347	12,575
Current assets - discontinued operations	779	3,196
Total current assets	161,019	163,932
Long-term assets:
Property and equipment, net	192,467	185,312
Goodwill	665,534	654,552
Intangible assets, net	101,625	104,212
Investments in unconsolidated affiliates	9,163	9,604
Other long-term assets	4,842	4,661
Long-term assets - discontinued operations	1,378	1,378
Total assets	$1,136,028	$1,123,651

Liabilities and Equity
Current liabilities:
Accounts payable	$37,151	$35,982
Accrued expenses	32,019	32,603
Income taxes payable	—	2,048
Current maturities of term loan and long-term note	3,650	3,650
Current maturities of capital leases and other long-term debt	19,867	12,453
Current liabilities - discontinued operations	345	236
Total current liabilities	93,032	86,972
Long-term liabilities:
Term loan and long-term note, net, less current maturities	446,961	447,967
Capital leases and other long-term debt, net, less current maturities	58,865	45,006
Deferred financing obligations	39,731	40,504
Deferred tax liability	46,789	35,544
Other long-term liabilities	2,085	2,038
Long-term liabilities - discontinued operations	338	687
Total liabilities	687,801	658,718
Commitments and contingencies
Noncontrolling interests - redeemable	122,081	127,171
Equity
Controlling shareholders' equity:
Preferred stock, $0.01 par value, 325,000 shares authorized, 117,287 shares issued and outstanding at December 31, 2016 and 2015	1	1
Common stock, $0.01 par value, 325,000 shares authorized, 138,482 and 137,476 shares issued and outstanding at December 31, 2016 and 2015, respectively	1	1
Additional paid-in capital	77,324	97,111
Retained earnings	82,637	74,078
Total controlling shareholders' equity	159,963	171,191
Noncontrolling interests - non-redeemable	166,183	166,571
Total equity	326,146	337,762
Total liabilities and equity	$1,136,028	$1,123,651

See accompanying notes to consolidated financial statements.
3

NSH HOLDCO, INC.
Consolidated Statements of Operations
(In thousands)

	Years ended December 31,
	2016	2015	2014
Revenues
Patient service revenues (net of contractual allowances and discounts)	$589,946	$514,058	$322,292
Less: Provision for bad debts	(13,561)	(15,047)	(7,651)
Net patient service revenue	576,385	499,011	314,641
Management fees and other revenue	6,307	7,193	4,257
Total revenues	582,692	506,204	318,898

Operating Expenses
Salaries, supplies and other operating expenses	449,040	381,451	251,925
Corporate, general and administrative expenses	20,145	23,260	20,572
Depreciation and amortization	30,828	31,765	16,084
Total operating expenses	500,013	436,476	288,581
Operating income	82,679	69,728	30,317

Other Income (Expense)
Interest expense, net	(35,575)	(27,448)	(14,882)
Other income	3,156	3,870	6,564
Gain on acquisitions	—	62,813	4,610
Gain on deconsolidation	—	1,327	—
Loss on early extinguishment of debt	—	(5,335)	—
Gain (loss) on lease abandonment	—	509	(5,874)
Loss on sale of assets, net	(587)	(59)	(752)
Equity in earnings of unconsolidated affiliates	2,796	6,031	12,785
Total other income (expense), net	(30,210)	41,708	2,451
Income before taxes, discontinued operations and noncontrolling interests	52,469	111,436	32,768

Income tax expense	(6,837)	(29,515)	(5,636)
Net income from continuing operations	45,632	81,921	27,132
Discontinued operations:
Income from discontinued operations	235	350	185
Gain on disposal, net	—	17	2,334
Gain on contract termination	—	—	2,000
Income tax benefit (expense)	(526)	920	(2,981)
Income (loss) from discontinued operations, net	(291)	1,287	1,538
Net income	45,341	83,208	28,670

Less: Net income attributable to noncontrolling interests	(36,782)	(33,139)	(21,403)
Net income attributable to NSH Holdco, Inc.	$8,559	$50,069	$7,267

See accompanying notes to consolidated financial statements.

NSH HOLDCO, INC.
Consolidated Statement of Changes in Equity
(In thousands, except shares)

	Preferred Stock		Common Stock		Additional Paid In Capital	Retained Earnings	Noncontrolling Interests - non-redeemable	Total Equity
	Shares	Amount	Shares	Amount
Balance: January 1, 2014	118,052	$1	132,302	$1	$132,916	$16,742	$1,491	$151,151

Noncash stock compensation	—	—	—	—	$206	—	—	$206
Shares issued	—	—	2,037	—	204	—	—	204
Repurchase of shares	(765)	—	(850)	—	(850)	—	—	(850)
Dividends paid	—	—	—	—	(35,700)	—	—	(35,700)
Net income	—	—	—	—	—	7,267	21,403	28,670
Distributions to noncontrolling interests	—	—	—	—	—	—	(23,452)	(23,452)
Change in noncontrolling interests from other activity, net	—	—	—	—	—	—	17,072	17,072
Change in noncontrolling interests - redeemable	—	—	—	—	—	—	(12,145)	(12,145)
Balance: December 31, 2014	117,287	$1	133,489	$1	$96,776	$24,009	$4,369	$125,156

Noncash stock compensation	—	—	—	—	$293	—	—	$293
Shares issued	—	—	5,668	—	567	—	—	567
Repurchase of shares	—	—	(1,681)	—	(525)	—	—	(525)
Net income	—	—	—	—	—	50,069	33,139	83,208
Distributions to noncontrolling interests	—	—	—	—	—	—	(31,073)	(31,073)
Change in noncontrolling interests from acquisitions, deconsolidation and disposal, net	—	—	—	—	—	—	188,453	188,453
Change in noncontrolling interests from other activity, net	—	—	—	—	—	—	212	212
Change in noncontrolling interests - redeemable	—	—	—	—	—	—	(28,529)	(28,529)
Balance: December 31, 2015	117,287	$1	137,476	$1	$97,111	$74,078	$166,571	$337,762

Noncash stock compensation	—	—	—	—	$203	—	—	$203
Shares issued	—	—	1,155	—	124	—	—	124
Repurchase of shares	—	—	(149)	—	(105)	—	—	(105)
Dividends paid	—	—	—	—	(20,009)	—	—	(20,009)
Net income	—	—	—	—	—	8,559	36,782	45,341
Distributions to noncontrolling interests	—	—	—	—	—	—	(41,060)	(41,060)
Change in noncontrolling interests from other activity, net	—	—	—	—	—	—	(1,200)	(1,200)
Change in noncontrolling interests - redeemable	—	—	—	—	—	—	5,090	5,090
Balance: December 31, 2016	117,287	$1	138,482	$1	$77,324	$82,637	$166,183	$326,146

See accompanying notes to consolidated financial statements.

NSH HOLDCO, INC.
Consolidated Statements of Cash Flows
(In thousands)	Years ended December 31,
	2016	2015	2014
Cash flows from operating activities
Net income	$45,341	$83,208	$28,670
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for bad debts	13,561	15,047	7,651
Depreciation and amortization	30,828	31,765	16,084
Amortization of debt discount and deferred debt issuance costs	2,645	2,151	1,241
Equity in earnings of unconsolidated affiliates	(2,796)	(6,031)	(12,785)
Deferred income taxes	11,103	18,627	6,554
Stock option and other noncash compensation expense	203	293	206
Gain on acquisitions	—	(62,813)	(4,610)
Gain on deconsolidation	—	(1,327)	—
Loss on early extinguishment of debt	—	5,335	—
(Gain) loss on lease abandonment	—	(509)	5,874
Loss on sale of assets, net	587	59	752
Gain on disposal, net	—	—	(2,334)
Gain on contract termination	—	—	(2,000)
Net cash provided by operating activities of discontinued operations	2,080	2,785	4,216
Change in operating assets and liabilities, net of effects of acquisitions:	—	—	—
Patient accounts receivable	(19,594)	(30,983)	(10,816)
Supplies	(480)	150	(1,669)
Receivables from affiliates, prepaids and other current assets	(1,738)	(2,748)	(2,001)
Other long-term assets	(64)	(1,004)	(200)
Accounts payable and accrued expenses	(2,544)	2,821	841
Net cash provided by operating activities	79,132	56,826	35,674
Cash flows from investing activities
Payments for acquisitions, net of cash acquired	(12,400)	(268,788)	(15,352)
Proceeds from (adjustments to) the sale of affiliates, net of cash	(443)	773	16,103
Proceeds from contract termination	—	—	1,397
Proceeds from sales (payments for purchases) of equity investments	583	565	(550)
Proceeds from the sale of property and equipment	590	353	631
Proceeds from distributions of unconsolidated affiliates	2,871	8,968	10,956
Purchases of property and equipment	(13,546)	(14,395)	(7,874)
Net cash provided by (used in) investing activities	(22,345)	(272,524)	5,311
Cash flows from financing activities
Proceeds from the issuance of long-term debt	15,823	483,667	45,683
Repayments of long-term debt	(19,483)	(11,028)	(6,162)
Early settlement of debt	—	(207,093)	—
Payments of debt issuance costs	—	(17,294)	(1,076)
Proceeds from (payments to) noncontrolling interests, net	(1,170)	224	(369)
Distributions to noncontrolling interests	(41,060)	(31,073)	(23,452)
Proceeds (payments) from stock option exercises (repurchases), net	19	42	(646)
Dividends paid	(20,009)	—	(35,700)
Net cash provided by (used in) financing activities	(65,880)	217,445	(21,722)
Net increase (decrease) in cash	(9,093)	1,747	19,263
Cash, beginning of year	39,549	37,802	18,539
Cash, end of year	$30,456	$39,549	$37,802

Cash, end of year continuing operations	$29,677	$38,673	$35,282
Cash, end of year discontinued operations	779	876	2,520

Non-cash transactions and supplemental cash flow information:
Direct financing of property and equipment	$21,283	$4,100	$13,770
Interest paid	30,048	22,551	11,295
Cash paid for income taxes, net of refunds received	3,344	8,609	7,110

NSH Holdco, Inc.
Notes to Consolidated Financial Statements
(In thousands except years, units and per share amounts)

NOTE 1 - DESCRIPTION OF BUSINESS

NSH Holdco, Inc. (“NSH Holdco, Inc.”) is the sole owner of National Surgical Hospitals, Inc. and Subsidiaries, d/b/a National Surgical Healthcare (“NSH” or the “Company”), which it acquired in February 2011. NSH owns and operates surgical hospitals and ambulatory surgery centers in partnership primarily with physicians. The clinical concentration of NSH’s facilities is primarily in the musculoskeletal area and includes orthopedics, spine and pain management. In addition, NSH supports general, bariatric, urology, ENT, ophthalmology and plastic surgery. Certain of the Company’s surgical facilities may also provide related ancillary services, including imaging and physical therapy. As of December 31, 2016, the Company owned and operated 14 surgical hospitals and eight ambulatory surgery centers throughout the United States.

NSH Holdco, Inc. is owned by Irving Place Capital, a New York-based private equity firm, and its affiliates as well as certain members of the Company’s management and board of directors. NSH commenced operations in 1998.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Management Estimates - The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect reported amounts of assets, liabilities, revenue and expenses and disclosure of contingent assets and liabilities at the date of the financial statements. These estimates and assumptions are based on management knowledge, historical trends, current events and assumptions about future events. Actual results could differ from these estimates.

Principles of Consolidation - The consolidated financial statements include all accounts of the Company and its wholly owned subsidiaries and majority-owned or controlled partnerships or limited liability companies. Ownership interests in consolidated subsidiaries held by parties other than the Company are identified and presented in the consolidated financial statements as noncontrolling interests. Consolidated net income attributable to the Company and to the noncontrolling interest are identified and presented on the face of the consolidated statements of operations; changes in ownership interests are accounted for as equity transactions. Certain transactions with noncontrolling interests are also classified within financing activities in the statement of cash flows. All significant intercompany balances and transactions have been eliminated in consolidation.

Investments in entities that the Company does not control, but in which it has a substantial ownership interest and can exercise significant influence, are accounted for using the equity method. These investments are included as investments in unconsolidated affiliates in the accompanying consolidated balance sheets. The Company's share of profits and losses from these investments is reported in equity in earnings of unconsolidated affiliates in the accompanying consolidated statements of operations.

The Company operates in one reportable business segment, the ownership and operation of surgical hospitals and ambulatory surgical centers.

Variable Interest Entities - Variable interest entities (“VIEs”) are entities that, by design, either (i) lack sufficient equity to permit the entity to finance its activities independently, or (ii) have equity holders that, as a group, do not have the power to direct the activities of the entity that most significantly impact its economic performance, the obligation to absorb the entity’s losses, or the right to receive the entity’s residual returns. We consolidate a VIE when we are the primary beneficiary, which is the party that has both (i) the power to direct the activities that most significantly impact the VIE’s economic performance and (ii) through its interests in the VIE, the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE.

Certain of our consolidated subsidiaries that are less than wholly owned meet the definition of VIEs. In order to determine whether we own a variable interest in a VIE, we perform qualitative analysis of the entity’s design, organizational structure, primary decision makers and relevant agreements. We consolidate such VIEs if we determine that we are the primary beneficiary because (i) we have the power to direct the activities that most significantly impact the economic performance of the VIE via our rights and obligations associated with the management and operation of the VIEs’ healthcare facilities, and (ii) we have the obligation, through our equity interests, to absorb losses or receive benefits that could potentially be significant to the VIE. Our loss exposure typically is limited to our equity investment in these entities.

Note that no VIE assets are subject to NSH creditors, and only one VIE liability is secured by NSH assets via a debt guarantee, which is discussed later in this footnote. Additionally, as a shareholder in the facilities, NSH is not obligated to provide financial support. The following table summarizes the carrying amount of the assets and liabilities of our material VIEs included in the Company’s consolidated balance sheets (after elimination of intercompany transactions and balances):

NSH Holdco, Inc.
Notes to Consolidated Financial Statements
(In thousands except years, units and per share amounts)

	Years ended December 31,
	2016	2015	2014
Assets
Cash	$22,915	$22,994	$18,940
Patient accounts receivable	95,853	89,085	48,436
Supplies	14,910	14,424	11,074
Property and equipment, net	142,687	131,586	90,292

Liabilities
Accounts payable	$32,001	$28,420	$17,558
Accrued expenses	27,217	24,538	14,828
Current maturities of capital leases and other long-term debt	19,867	12,028	11,094
Capital leases and other long-term debt, net, less current maturities	55,024	41,166	21,624
Deferred financing obligations	26,047	26,662	28,047
Revenue Recognition - The Company recognizes patient service revenue upon delivery of services to a patient. The Company receives a portion of its net patient service revenue from Medicare and Medicaid programs and commercial insurance carriers. The Company’s facilities have agreements with these third-party payors that provide for payments under various fixed prices or amounts that differ from the established rates. Net patient service revenue is reported at the estimated net realizable amounts from patients, third-party payors and others as services are rendered, including estimated adjustments under reimbursement agreements with third-party payors, certain of which are subject to audit by administering agencies. These adjustments are accrued on an estimated basis and are adjusted as needed in future periods.

Allowance for Doubtful Accounts - Accounts receivable is reduced by an allowance for amounts that could become uncollectible in the future. Substantially all of the Company’s receivables relate to providing healthcare services to patients at its facilities. For most payor categories, the Company reserves 100 percent of accounts aged over 150 days from the date of service. For some payor categories in certain geographic locations, additional reserves are determined using historical collection percentages rather than the aging. The Company collects substantially all of its third-party insured receivables, which include receivables from governmental agencies.

Collections are impacted by the economic ability of patients to pay and the effectiveness of the Company's collection efforts. Significant changes in payor mix, business office operations, economic conditions or trends in federal and state governmental healthcare coverage could affect the Company's collection of accounts receivable. The process of estimating the allowance for doubtful accounts requires the Company to estimate the collectability of accounts receivable, which is primarily based on its collection history, adjusted for expected recoveries and, if available, anticipated changes in collection trends. The Company also continually reviews its overall reserve adequacy by monitoring historical cash collections as a percentage of historical net patient service revenue and aged accounts receivable by payor.

Patient service revenues from continuing operations, net of contractual allowances and discounts (but before provision for bad debts), by payor source were as follows:

	Years ended December 31,
	2016	2015	2014
Medicare	$129,355	$116,265	$81,298
Medicaid	16,233	14,310	5,223
Managed care and other third-party payors	435,973	377,119	230,467
Self-pay (including co-pays and deductibles)	8,385	6,364	5,304
Total	$589,946	$514,058	$322,292
Management Fees and Other Revenue - The Company recognizes management fee revenue for services provided under contractual agreements with consolidated and unconsolidated affiliates. Amounts recognized as revenue are in accordance with contract terms. Management fees from unconsolidated affiliates for the years ended December 31, 2016, 2015 and 2014 amounted to $3,295, $3,595 and $4,204, respectively, and are included in management fees and other revenue in the accompanying consolidated statements of operations. All such revenue from consolidated affiliates is eliminated in consolidation.

The Company earns rental income by leasing available space at its facilities to physicians and other healthcare providers. Rental income of $3,012, $3,598 and $53 was recognized for the years ended December 31, 2016, 2015 and 2014, respectively, and is included in management fees and other revenue in the accompanying consolidated statements of operations.

NSH Holdco, Inc.
Notes to Consolidated Financial Statements
(In thousands except years, units and per share amounts)

Other Income - Under certain provisions of the American Recovery and Reinvestment Act of 2009 (“ARRA”), federal incentive payments are available to hospitals, physicians and certain other professionals (“Providers”) when they adopt, implement or upgrade (“AIU”) certified electronic health record (“EHR”) technology or become “meaningful users,” as defined under ARRA, of EHR technology in ways that demonstrate improved quality, safety and effectiveness of care. Providers can become eligible for annual Medicare incentive payments by demonstrating meaningful use of EHR technology in each period over four periods. The Company’s first measurement period began July 2013. Medicaid providers can receive their initial incentive payment by satisfying AIU criteria, but must demonstrate meaningful use of EHR technology in subsequent years in order to qualify for additional payments. Hospitals may be eligible for both Medicare and Medicaid EHR incentive payments. Hospitals that are meaningful users under the Medicare EHR incentive payment program are deemed meaningful users under the Medicaid EHR incentive payment program and do not need to meet additional criteria imposed by a state. Medicaid EHR incentive payments to Providers are 100 percent federally funded and administered by the states. Before a state may offer EHR incentive payments, the state must submit and the Centers for Medicare and Medicaid Services (“CMS”) must approve the state’s incentive plan.

The Company recognizes Medicare EHR incentive payments in the consolidated statements of operations when: (1) the specified meaningful use criteria are met; and (2) contingencies in estimating the amount of the incentive payments to be received are resolved. The Company recognizes Medicaid EHR incentive payments for the first payment year when: (1) CMS approves a state’s EHR incentive plan; and (2) a hospital acquires certified EHR technology (i.e., when AIU criteria are met). Medicaid EHR incentive payments for subsequent payment years are recognized in the period during which the specified meaningful use criteria are met.

Certain of the Company’s hospitals satisfied the CMS AIU and/or meaningful use criteria during fiscal years 2016, 2015 and 2014. As a result, the Company recognized $2,728, $4,253 and $6,808 of Medicare and Medicaid EHR incentive payments, based on available cost report information, as other income in the accompanying consolidated statements of operations for the years ended December 31, 2016, 2015 and 2014, respectively. Upon filing each year’s cost report in the subsequent fiscal year, the Company modified its estimates of 2015, 2014 and 2013 EHR incentive payments and recognized an increase of $428 and reductions of $478 and $244, respectively, in the meaningful use receivable. These adjustments are recognized as other income or expense and are included with or netted against meaningful use revenue for the years ended December 31, 2016, 2015 and 2014, respectively.

Also included in other income in the accompanying consolidated statement of operations for the year ended December 31, 2015 is $95 related to the execution of a management subcontract at one of the Company’s subsidiaries.

Debt Issuance Costs and Original Issue Discount - The Company capitalizes third-party costs associated with the issuance of debt instruments, and costs paid to lenders in connection with the issuance of debt are accounted for as original issue discount. Capitalized third-party costs and the original issue discount are netted against the carrying amount of the obligation on the balance sheet, and both are amortized on a straight-line basis, which approximates the effective interest method, over the term of the debt agreements. Refer to Note 9 for information on the Company’s debt obligations.

Income Taxes - Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records penalties and interest incurred as other operating expenses and interest expense, respectively, in the accompanying consolidated statements of operations.

Uncertain tax positions are recognized and measured under the applicable accounting standards.  These provisions require that the impact of a tax position be recognized if that position is more likely than not of being sustained on audit, based solely on the technical merits of the position. As of December 31, 2016 and 2015, the Company had $0 and $98, respectively, recorded for liabilities related to uncertain tax positions.

The Company and its subsidiaries are subject to U.S. federal income tax as well as income tax of multiple-state jurisdictions. The Company is no longer subject to examination by U.S. federal taxing authorities, and for all state income taxes, for years before January 1, 2012.  The Company does not expect the total amount of unrecognized tax benefits to significantly increase or decrease in the next twelve months.

Cash - The Company considers all balances held to be highly liquid and available upon request.

Patient Accounts Receivable - Patient accounts receivable are stated at net realizable value. The Company does not require collateral for its accounts receivable, which is consistent with industry practice.

Supplies - Supplies, comprised principally of medical supplies, drugs and gases, are stated at the lower of cost (weighted-average method) or market.

Property and Equipment - Property and equipment are stated at cost. Property and equipment under capital leases are stated at the lower of the present value of the minimum lease payments or the fair value of the underlying asset. Depreciation and amortization expense is computed using the straight-line method over the estimated useful lives of the asset or, if shorter, the terms of the leases for the related assets. The estimated useful lives are 40 years for buildings, 7 to 10 years for medical and surgical equipment and 5 to 10 years for furniture and fixtures. Depreciation for software and software development is recognized over a useful life of 5 years.

NSH Holdco, Inc.
Notes to Consolidated Financial Statements
(In thousands except years, units and per share amounts)

Goodwill and Intangible Assets - Goodwill represents the excess value of an acquired entity over the amounts assigned to assets acquired and liabilities assumed in a business combination. Intangible assets primarily represent amounts assigned to certificates of need, tradenames, non-competition agreements, specific management contracts and other licenses.

Long-Lived Assets - The carrying value of long-lived assets, including intangible assets with finite lives, is reviewed for impairment if facts and circumstances, including changes in current economic and market conditions and the operating performance of the investments, suggest that the carrying value of the asset held may not be recoverable based on the undiscounted future cash flows of the asset. In this situation, the carrying value of the asset will be reduced to its estimated fair value. No impairment of long-lived assets was identified in 2016, 2015 or 2014.

Noncontrolling Interests - redeemable - Ownership interests in consolidated subsidiaries held by parties other than the Company are identified and generally presented in the consolidated financial statements separate from the Company's equity. However, in instances in which certain redemption features that are not solely within the control of the Company are present, classification of noncontrolling interests outside of permanent equity is required. In certain circumstances, the partnership and operating agreements for the Company's surgical facilities provide that the facilities will purchase all of the physicians’ ownership if certain adverse regulatory events occur, such as it becoming illegal for the physicians to own an interest in a surgical facility, refer patients to a surgical facility or receive cash distributions from a surgical facility.  The noncontrolling interests for these facilities are recorded as noncontrolling interests - redeemable and reported outside of stockholders' equity in the consolidated balance sheets.

Noncontrolling Interests - redeemable
Balance: December 31, 2014	$98,642

Net income	19,397
Distributions to noncontrolling interests	(20,635)
Change in noncontrolling interests from acquisitions, deconsolidation and disposal, net	29,332
Change in noncontrolling interests from other activity, net	435
Balance: December 31, 2015	$127,171

Net income	16,740
Distributions to noncontrolling interests	(20,377)
Change in noncontrolling interests from other activity, net	(1,453)
Balance: December 31, 2016	$122,081
Off-Balance-Sheet Risk and Concentration of Credit Risk - Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and patient accounts receivable. The majority of the Company's funds at December 31, 2016 were maintained with financial institutions in amounts in excess of federally insured limits. The Company receives payments for services rendered from federal and state agencies (under the Medicare and Medicaid programs), managed care health plans, commercial insurance companies, employers and patients. Revenues and receivables from government agencies are significant to operations, but the Company does not believe there are significant credit risks associated with these government agencies. The Company does not believe there are any other significant concentrations of revenues from any particular payor that would subject the Company to any significant credit risks in the collection of accounts receivable.

The Company grants credit without collateral to its patients, most of whom are local residents and are insured under third-party payor agreements. The Company believes that the concentration of credit risk with respect to patient accounts receivable is limited due to the large number of patients comprising the Company’s patient base and their dispersion across many different insurance companies, health maintenance and preferred provider organizations and other third-party payors and patients.

NSH Holdco, Inc.
Notes to Consolidated Financial Statements
(In thousands except years, units and per share amounts)

The mix of receivables from patients and third-party payors from continuing operations is as follows:

	At December 31,
	2016	2015
Medicare	21%	21%
Medicaid	4	4
Blue Cross/Blue Shield	25	22
Managed Care	20	21
Worker's Compensation	8	9
Self-pay	6	8
Other third-party payors and patients	16	15
	100%	100%
For all years presented, the Company had no financial instruments with off-balance-sheet risk.

Debt Guarantees - As of December 31, 2016 and 2015, the Company had $14,350 and $14,896, respectively, of debt guarantees for a consolidated affiliate.

Stock-Based Compensation - The Company records compensation expense associated with stock options in accordance with Accounting Standards Codification (“ASC”) 718, Compensation - Stock Compensation. Refer to Note 12 for a summary the significant assumptions used in determining the underlying fair value of options and disclosures.

Results from Unconsolidated Affiliates - The Company invests in several facilities in which the Company has significant influence but does not have control. The equity method is used to account for these investments. The majority of these investments are partnerships or limited liability companies, which require the associated tax benefit or expense to be recorded by the partners or members. As of December 31, 2016, 2015 and 2014, the Company has evaluated the investments and determined there is no impairment.

Summarized financial and other information for the Company’s equity method investments on a combined basis was as follows (amounts are in thousands, except number of facilities, and reflect the results on an aggregated basis):

	Years ended December 31,
	2016	2015	2014
Number of facilities	4	5	6
Range of ownership percentages	20 - 41%	5 - 43%	9 - 50%
Selected operating results:
Net patient service revenue	$71,909	$77,144	$133,817
Net income	9,467	8,593	29,284
Selected balance sheet information:
Assets	22,627	33,107	56,706
Liabilities	13,289	21,663	21,802
Equity in earnings of $3,713, which represents the contribution of two previously unconsolidated affiliates acquired in the prior year, is included in the accompanying consolidated statement of operations for the year ended December 31, 2015.

NOTE 3 - RECENT ACCOUNTING PRONOUNCEMENTS

Several Accounting Standards Updates (“ASUs”) recently issued by the Financial Accounting Standards Board could have an impact on the Company’s financial reporting. These ASUs are described below. Of those listed, ASUs 2014-12, 2015-02, 2015-03, 2015-15 and 2015-17 were adopted in 2016. The rest are effective for the Company beginning in 2017 or after.

ASU 2014-09 “Revenue from Contracts with Customers” affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards, such as insurance or lease contracts. This ASU will supersede current revenue recognition requirements and most industry-specific guidance. The core principle of the guidance, which becomes effective in 2018, is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those specific goods or services. The Company has not yet determined the impact this standard will have on the consolidated financial statements, if any.

NSH Holdco, Inc.
Notes to Consolidated Financial Statements
(In thousands except years, units and per share amounts)

ASU 2014-12 “Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period” requires that a performance target that affects vesting and that could be achieved after the requisite service period is treated as a performance condition. An entity should recognize compensation cost in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the periods for which the requisite service has already been rendered. If the performance target becomes probable of being achieved before the end of the requisite service period, the remaining unrecognized compensation cost should be recognized prospectively over the remaining requisite service period. The total amount of compensation cost recognized during and after the requisite service period should reflect the number of awards that are expected to vest and should be adjusted to reflect those awards that ultimately vest. This ASU became effective in 2016 and its adoption did not have a significant impact on the Company’s consolidated financial statements.

ASU 2015-02 “Amendments to the Consolidation Analysis” amends and revises ASC 810, Consolidation, by making changes to both the variable interest model and the voting model. The ASU is effective for public business entities in 2016 and impacts all reporting entities involved with limited partnerships by requiring a reevaluation of these entities for consolidation. Its adoption had no impact on the Company’s consolidated financial statements. However, additional disclosure was required and has been included.

ASU 2015-03 “Simplifying the Presentation of Debt Issuance costs” intends to simplify the presentation of debt issuance costs by requiring debt issuance costs to be presented on the balance sheet as a direct deduction from the carrying amount of the debt liability, consistent with debt discounts. The ASU is effective in 2016 and affects all companies and other organizations that have outstanding debt. Its adoption did not have a significant impact on the Company’s consolidated financial statements.

ASU 2015-15 “Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements” amends and revises ASU 2015-03 by adding clarification on the presentation and subsequent measurement of debt issuance costs related to line-of-credit arrangements. The ASU is effective in 2016 and affects all companies and other organizations that have a line-of-credit arrangement. Its adoption did not have a significant impact on the Company’s consolidated financial statements.

ASU 2015-16 “Business Combinations - Simplifying the Accounting for Measurement-Period Adjustments” allows the ability to recognize, in current period earnings, any changes in provisional amounts during the measurement period after the closing of an acquisition, instead of restating prior periods for these changes. This ASU became effective in 2016 and had no impact on the Company’s consolidated financial statements.

ASU 2015-17 “Balance Sheet Classification of Deferred Taxes” intends to simplify the presentation of deferred income taxes by requiring that deferred tax liabilities and assets be classified as noncurrent on the balance sheet. The ASU is effective and was adopted by the Company beginning with calendar year 2017.

ASU 2016-02 “Leases” will require lessees to recognize a lease liability and right-of-use asset at commencement date for all leases with a term longer than twelve months. The ASU affects all companies and other organizations that lease assets. It becomes effective for public business entities in 2019. The Company has not yet determined the impact this standard will have on the consolidated financial statements.

ASU 2016-07 “Investments- Equity Method and Joint Ventures” allows investments that now meet equity method treatment that were previously accounted for under a different method to apply the equity method prospectively from the date the investment qualifies for equity method treatment. The ASU is effective and was adopted by the Company beginning with calendar year 2017. .

ASU 2016-09 “Improvements to Employee Share-Based Payment Accounting” simplifies the accounting for share-based payments including the income tax consequences, classification of certain awards and treatment of forfeitures. The ASU is effective and was adopted by the Company beginning with calendar year 2017.

NOTE 4 - ACQUISITIONS

In the current and prior years, the Company acquired multiple surgical hospitals, surgery centers and ancillary businesses as part of its long-term growth strategy. The Company believes the goodwill recorded as a result of the transactions reflect the reputations of the physician practices and referral networks acquired as well as the synergistic benefits of the Company's expertise to improve operations with its specialized approach to quality healthcare.

In October 2016, one of the Company’s subsidiaries acquired an ancillary services business in an existing market for $12,400. The acquisition was accounted for as a business acquisition in accordance with the provisions of ASC 805, Business Combinations, whereby the purchase price is allocated to the acquired assets at fair value. Goodwill recorded as a result of the transaction amounted to $10,982, all of which is deductible for tax purposes.

In connection with the purchase price allocation, the Company estimated the fair values of the acquired long-lived assets with the assistance of a third-party valuation firm. In valuing these assets, the fair values were based upon, but not limited to, a consideration of the cost approach,

NSH Holdco, Inc.
Notes to Consolidated Financial Statements
(In thousands except years, units and per share amounts)

whereby value is determined based on the cost to recreate or replace the subject asset. The allocation of the purchase price, as reflected at the transaction date, is as follows:

Property and equipment	$1,418
Goodwill	10,982
Net assets acquired	$12,400

Transaction related expenses due to the acquisition were immaterial, and all were expensed as incurred in corporate, general and administrative expenses in the accompanying consolidated statement of operations for the year ended December 31, 2016. Total revenue of $1,181 and operating income of $1,007 are included in the accompanying consolidated statement of operations for the year ended December 31, 2016.

In September 2015, the Company gained control of a previously unconsolidated surgery center through an amendment to voting rights. No consideration was exchanged. Prior to gaining control, the Company accounted for its 43 percent ownership interest in the facility under the equity method of accounting. The change in control qualified as a business combination achieved in stages under ASC 805, Business Combinations. In accordance with the guidance, the preexisting equity interest was remeasured at fair value when control was obtained and a resulting gain of $415 is recognized in gain on acquisitions in the accompanying consolidated statement of operations for the year ended December 31, 2015. Additionally, the entity’s assets and liabilities, including all noncontrolling interests, were recognized at fair value at the acquisition date. Goodwill recorded as a result of the consolidation amounted to $5,112, of which $0 is deductible for tax purposes. The gain from acquisition was calculated as follows:

Fair value of preexisting equity interest	$2,828
Book value of preexisting equity interest	2,413
Gain recognized	$415

The Company estimated the fair values of the acquired long-lived and intangible assets, assumed liabilities and noncontrolling interests with the assistance of a third-party valuation firm. In valuing these assets and liabilities, the fair values were based upon a combination of three approaches; income approach, whereby value is estimated based on the present value of expected future economic benefits; market approach, whereby value is established by examining the value of similar assets in a free and open market or through the analysis of recent sales or offerings of comparable assets; and cost approach. The allocation of the purchase price, which is equal to the fair value of the preexisting equity interest, is as follows:

Cash	$515
Patient accounts receivable	548
Supplies	359
Prepaid expenses and other current and long-term assets	122
Property and equipment	5,270
Goodwill	5,112
Accounts payable	(225)
Accrued expenses and other current liabilities	(225)
Current maturities of capital leases and other long-term debt	(102)
Capital leases and other long-term debt, net, less current maturities	(4,061)
Deferred tax liability	(767)
Noncontrolling interests	(3,718)
Net assets acquired	$2,828
Transaction related expenses due to the acquisition were immaterial, and all were expensed as incurred in corporate, general and administrative expenses in the accompanying consolidated statement of operations for the year ended December 31, 2015.

In June 2015, the Company acquired a hospital holding company for total cash consideration of $208,968, net of acquired cash of $1,067. The holding company owns all economic and other rights related to two critical access hospitals, seven physical therapy clinics, two imaging centers and eight rural health clinics as well as 51 percent of the economic and other rights related to a surgical hospital and an ambulatory surgery center. The acquisition was accounted for as a business acquisition in accordance with the provisions of ASC 805, Business Combinations, whereby the purchase price is allocated to the acquired assets and liabilities at fair value. Goodwill recorded as a result of the transaction amounted to $235,830, of which $132,608 is deductible for tax purposes.

NSH Holdco, Inc.
Notes to Consolidated Financial Statements
(In thousands except years, units and per share amounts)

In connection with the purchase price allocation, the Company estimated the fair values of the acquired long-lived and intangible assets, assumed liabilities and noncontrolling interests with the assistance of a third-party valuation firm. In valuing these assets and liabilities, the fair values were based upon a combination of the income, market and cost approaches. The allocation of the purchase price, as reflected at the transaction date, is as follows:

Cash	$1,067
Patient accounts receivable	15,848
Supplies	2,734
Prepaid expenses and other current assets	1,386
Property and equipment	29,421
Goodwill	235,830
Intangible assets	96,010
Accounts payable	(2,986)
Accrued expenses	(6,815)
Current maturities of capital leases and other long-term debt	(197)
Capital leases and other long-term debt, less current maturities	(1,863)
Noncontrolling interests	(160,400)
Net assets acquired	$210,035
The Company incurred $1,856 of transaction related expenses due to the acquisition, all of which were expensed as incurred in corporate, general and administrative expenses in the accompanying consolidated statement of operations for the year ended December 31, 2015.

In June 2015, the Company purchased an additional 32.5 percent and gained control of a previously unconsolidated surgical hospital for cash consideration of $56,080, net of acquired cash of $482. Prior to the transaction, the Company accounted for its 50 percent ownership interest in the hospital under the equity method of accounting. The transaction qualified as a business combination achieved in stages under ASC 805, Business Combinations. In accordance with the guidance, the preexisting equity interest was remeasured at fair value when control was obtained and a resulting gain of $62,398 is recognized in gain on acquisitions in the accompanying consolidated statement of operations for the year ended December 31, 2015. Additionally, the hospital’s assets and liabilities, including all noncontrolling interests, were recognized at fair value at the acquisition date. Goodwill recorded as a result of the transaction amounted to $147,620, of which $55,387 is deductible for tax purposes. The gain from acquisition was calculated as follows:

Fair value of preexisting equity interest	$78,317
Book value of preexisting equity interest	15,919
Gain recognized	$62,398
The Company estimated the fair values of the acquired long-lived and intangible assets, assumed liabilities and noncontrolling interests with the assistance of a third-party valuation firm. In valuing these assets and liabilities, the fair values were based upon a combination of the income, market and cost approaches. The allocation of the purchase price, which is composed of the cash consideration and fair value of the preexisting equity interest, is as follows:

NSH Holdco, Inc.
Notes to Consolidated Financial Statements
(In thousands except years, units and per share amounts)

Cash	$482
Patient accounts receivable	12,559
Supplies	1,205
Prepaid expenses and other current and long-term assets	2,708
Property and equipment	12,791
Goodwill	147,620
Intangible assets	6,800
Accounts payable	(5,436)
Accrued expenses	(3,860)
Current maturities of capital leases and other long-term debt	(1,641)
Capital leases and other long-term debt, less current maturities	(10,796)
Deferred tax liability	(1,665)
Noncontrolling interests	(25,888)
Net assets acquired	$134,879

Transaction related expenses due to the acquisition were immaterial, and all were expensed as incurred in corporate, general and administrative expenses in the accompanying consolidated statement of operations for the year ended December 31, 2015.

In October 2014, the Company gained control of a previously unconsolidated surgical hospital for cash consideration of $587, net of acquired cash of $163. Prior to the transaction, the Company accounted for its 49 percent ownership interest in the hospital under the equity method of accounting. The transaction qualified as a business combination achieved in stages under ASC 805, Business Combinations. In accordance with the guidance, the preexisting equity interest was remeasured at fair value when control was obtained and a resulting gain of $4,306 is recognized in gain on acquisitions in the accompanying consolidated statement of operations for the year ended December 31, 2014. Additionally, the hospital’s assets and liabilities, including all noncontrolling interests, were recognized at fair value at the acquisition date. No goodwill was recorded as a result of the transaction. The gain from acquisition was calculated as follows:

Fair value of preexisting equity interest	$3,664
Book value of preexisting equity interest	(642)
Gain recognized	$4,306
The Company estimated the fair values of the acquired long-lived and intangible assets, assumed liabilities and noncontrolling interests with the assistance of a third-party valuation firm. In valuing these assets and liabilities, the fair values were based upon a combination of the income, market and cost approaches. The allocation of the purchase price, which is composed of the cash consideration and fair value of the preexisting equity interest, is as follows:

Cash	$163
Patient accounts receivable	2,955
Supplies	890
Other current assets	470
Property and equipment	12,204
Accounts payable	(2,587)
Accrued expenses and other current liabilities	(2,803)
Long-term debt and capital leases	(1,691)
Other long-term liabilities	(1,374)
Noncontrolling interests	(3,813)
Net assets acquired	$4,414
In August 2014, one of the Company’s subsidiaries acquired an ancillary services business in an existing market for $800. The acquisition was accounted for as a business acquisition in accordance with the provisions of ASC 805, Business Combinations, whereby the purchase price is allocated to the acquired assets and liabilities at fair value. As a result of the transaction, a gain of $304 is recognized in gain on acquisitions in the accompanying consolidated statement of operations for the year ended December 31, 2014.

NSH Holdco, Inc.
Notes to Consolidated Financial Statements
(In thousands except years, units and per share amounts)

In connection with the purchase price allocation, the Company estimated the fair values of the acquired long-lived assets with the assistance of a third-party valuation firm. In valuing these assets, the fair values were based upon, but not limited to, a consideration of the market and cost approaches. The allocation of the purchase price, as reflected at the transaction date, is as follows:

Property and equipment	$1,104
Gain	(304)
Consideration paid	$800
In May 2014, the Company acquired a 40 percent ownership interest in a surgical center for total cash consideration of $13,965, net of acquired cash of $262. The acquisition was accounted for as a business acquisition in accordance with the provisions of ASC 805, Business Combinations, whereby the purchase price is allocated to the acquired assets and liabilities at fair value. Goodwill recorded as a result of the transaction amounted to $28,776, of which $16,334 is deductible for tax purposes.

In connection with the purchase price allocation, the Company estimated the fair values of the acquired long-lived and intangible assets, assumed liabilities and noncontrolling interests with the assistance of a third-party valuation firm. In valuing these assets and liabilities, the fair values were based upon, but not limited to, a consideration of the market and cost approaches. The allocation of the purchase price, as reflected at the transaction date, is as follows:

Cash	$262
Patient accounts receivable	2,471
Supplies	137
Deferred tax asset	314
Property and equipment	583
Goodwill	28,776
Intangible assets	129
Accounts payable	(228)
Accrued expenses	(234)
Long-term debt and capital leases	(443)
Noncontrolling interests	(17,540)
Net assets acquired	$14,227
In October 2014, the Company purchased an additional 11 percent ownership interest in the surgical center for $3,912. The transaction was funded with a short-term note that was satisfied in the first quarter of 2015. The purchase increased the Company’s total ownership interest in the surgery center to 51 percent and was accounted for as an equity transaction pursuant to the provisions in ASC 810, Consolidation.

NOTE 5 - DECONSOLIDATIONS

In July 2015, the Company effectively sold a 44.85 percent ownership interest in a previously consolidated surgical hospital for combined cash consideration of $1,045. The transaction reduced the Company’s ownership interest in the hospital to 20.4 percent and resulted in the loss of control over the entity. The carrying amounts of the hospital’s assets and liabilities were removed from the consolidated balance sheet, the retained ownership interest was recognized at fair value and the resulting gain is recognized in gain on deconsolidation in the accompanying consolidated statement of operations for the year ended December 31, 2015.

The calculation of the gain recognized through the transaction is as follows:

Fair value of consideration received	$1,045
Fair value of retained noncontrolling investment in the hospital	475
Carrying amount of noncontrolling interest in the hospital	1,490
Less:
Carrying amount of the hospital’s assets and liabilities	(1,683)
Gain recognized	$1,327
Included in the carrying amount of the hospital’s assets in the table above is an allocation of goodwill in the amount of $1,727; such amount was determined based on the fair value of the surgical hospital relative to the fair value of the Company’s full enterprise prior to the sale.

NSH Holdco, Inc.
Notes to Consolidated Financial Statements
(In thousands except years, units and per share amounts)

The Company estimated the fair value of the retained ownership interest in the hospital with the assistance of a third-party valuation firm. The estimate of the hospital’s value was based upon the income approach, whereby the value of an asset is determined based on the present value of its expected future economic benefits. The remaining investment in the entity is accounted for under the equity method of accounting.

NOTE 6 - DIVESTITURES

In November 2014, the Company and the minority interest owners of a surgical hospital completed the sale of the hospital’s tangible net assets, exclusive of certain working capital accounts, to a third party for total consideration of $19,854. The sale of the tangible net assets of the surgical hospital constituted a sale of a business under ASC 350, Intangibles-Goodwill and Other. Consideration consisted of (i) cash proceeds of $16,103, of which $379 was used to pay legal expenses and other closing costs, (ii) an escrow fund of $2,675 which will be released in accordance with the terms of the sale agreement and (iii) the assumption of $1,076 of the surgical hospital’s debt. The Company and the minority holders had owned 51 percent and 49 percent, respectively, of the surgical hospital prior to the sale. Distributions to noncontrolling interests related to the sales proceeds were $7,704.

The carrying amount of the assets sold in this transaction was approximately $5,861. In addition, goodwill of $11,280 was written off in connection with the divestiture; such amount was determined based on the fair value of the surgical hospital sold relative to the fair value of the Company’s full enterprise prior to the sale. Discontinued operations in the consolidated statement of operations for the year ended December 31, 2014 includes a net gain of $2,334 as a result of the sale. Of this amount, a net loss before taxes of $4,337 was attributable to NSH and a gain before taxes of $6,671 was attributable to noncontrolling interests.

In conjunction with the sale discussed above, the Company agreed to terminate its management contract with the surgical hospital in exchange for a payment of $2,000, of which $603 is being held in escrow and will be released in accordance with the terms of the termination agreement. The gain of $2,000 is entirely attributable to NSH and is included in discontinued operations in the consolidated statement of operations for the year ended December 31, 2014.

The components of the net assets of the discontinued operations were as follows:

	At December 31,
	2016	2015
Assets
Cash	$779	$876
Other current assets	0	2,320
Total current assets	779	3,196
Other long-term assets	1,378	1,378
Total assets	$2,157	$4,574

Liabilities
Accounts payable and accrued expenses	$216	$107
Income taxes payable	129	129
Total current liabilities	345	236
Deferred tax liability	338	687
Total net assets	$1,474	$3,651

NSH Holdco, Inc.
Notes to Consolidated Financial Statements
(In thousands except years, units and per share amounts)

The statements of operations for the discontinued operations were as follows:

	Years ended December 31,
	2016	2015	2014
Revenues
Patient service revenues (net of contractual allowances and discounts)	$395	$350	$29,523
Less: Provision for bad debts	0	0	(1,840)
Net patient service revenue	395	350	27,683

Costs and Expenses
Salaries, supplies and other operating expenses	160	0	26,619
Depreciation and amortization	0	0	1,605
Total operating expenses	160	0	28,224
Operating income (loss)	235	350	(541)

Other income (expense)
Interest expense, net	0	0	(59)
Other income	0	0	785
Gain on disposal	0	17	2,334
Gain on contract termination	0	0	2,000
Total other income, net	0	17	5,060

Income before taxes	235	367	4,519

Income tax benefit (expense)	(526)	920	(2,981)
Net income (loss)	$(291)	$1,287	$1,538

Net income (loss) attributable to NSH	$(146)	$671	$(5,224)
Net income (loss) attributable to noncontrolling interests	(145)	616	6,762

NOTE 7 - GOODWILL AND INTANGIBLE ASSETS

The changes in the carrying amount of goodwill for the years ended December 31, 2016 and 2015 are as follows:

	At December 31,
	2016	2015
Balance, beginning of year	$654,552	$267,717
Goodwill acquired as part of acquisitions	10,982	388,562
Goodwill allocated to deconsolidations	0	(1,727)
Balance, end of year	$665,534	$654,552
The Company evaluates goodwill for impairment at least on an annual basis and more frequently if certain indicators are encountered. Goodwill is tested at the reporting unit level, with the fair value of the reporting unit compared to its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered to be impaired. The Company's methodology utilizes a discounted cash flow model and a market approach to estimate fair value. The fair value analysis requires significant judgments and estimates to be made by management. Changes in market conditions, among other factors, may have an impact on these estimates, which may require future adjustments to the carrying value of goodwill. Based upon the comparison of the estimated fair value to carrying value, management has made no adjustments for impairment in 2016, 2015 or 2014.

NSH Holdco, Inc.
Notes to Consolidated Financial Statements
(In thousands except years, units and per share amounts)

Intangible assets, net were as follows:

	At December 31, 2016
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Estimated Remaining Useful Life (Years)
Certificates of need - 2015 Acquisitions	$79,680	0	$79,680	Indefinite
Certificates of need - Pre-2015	647	110	537	31
Tradenames	17,880	1,887	15,993	13
Non-compete agreements	5,250	1,666	3,584	3
Management contracts	3,546	1,857	1,689	10
Licenses	174	32	142	30
Total	$107,177	$5,552	$101,625

	At December 31, 2015
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Estimated Remaining Useful Life (Years)
Certificates of need - 2015 Acquisitions	$79,680	0	$79,680	Indefinite
Certificates of need - Pre-2015	647	90	557	31
Tradenames	17,880	695	17,185	14
Non-compete agreements	5,250	617	4,633	4
Management contracts	3,546	1,543	2,003	10
Licenses	182	28	154	31
Total	$107,185	$2,973	$104,212

The amortization of intangible assets, substantially all from continuing operations, totaled $2,581, $4,852 and $472 for the years ended December 31, 2016, 2015 and 2014, respectively, and is included in depreciation and amortization expense in the accompanying consolidated statements of operations. During 2015, the Company derecognized management contracts and licenses with a net carrying amount of $3,088. This amount is included in depreciation and amortization in the accompanying consolidated statement of operations for the year ended December 31, 2015. Annual amortization expense on intangible assets recorded as of December 31, 2016 is estimated to be $2,581 for the years 2017 through 2019, $1,867 in year 2020 and $1,265 in year 2021.
The amount of goodwill and intangible assets that are deductible for tax purposes totaled $272,535 and $297,502 at December 31, 2016 and 2015, respectively.

NSH Holdco, Inc.
Notes to Consolidated Financial Statements
(In thousands except years, units and per share amounts)

NOTE 8 - PROPERTY AND EQUIPMENT, NET

Property and equipment consists of the following:

	At December 31,
	2016	2015
Land and land improvements	$6,796	$6,796
Buildings and building improvements	97,491	96,119
Medical and surgical equipment	78,989	76,594
Furniture and fixtures	32,878	39,743
Leasehold improvements	42,092	25,901
Construction in progress	4,819	5,031
Total property and equipment, at cost	263,065	250,184
Less accumulated depreciation and amortization	(70,598)	(64,872)
Property and equipment, net	$192,467	$185,312
Included in property and equipment is capitalized leased property and equipment that aggregated $9,502 and $9,574, net of accumulated depreciation of $2,307 and $982, at December 31, 2016 and 2015, respectively. Additionally, property and equipment capitalized under sale-leaseback accounting aggregated $36,172 and $38,202, net of accumulated depreciation of $7,411 and $4,814, at December 31, 2016 and 2015, respectively.

Depreciation expense from continuing operations was $28,247, $26,913 and $15,612 for 2016, 2015 and 2014, respectively, and is included in depreciation and amortization in the accompanying consolidated statements of operations.

NOTE 9 - DEBT AND LEASE COMMITMENTS

Long-term debt and obligations under capital leases consist of the following:

	At December 31,
	2016	2015
First Lien Term Loan, interest at LIBOR plus 3.50% with a LIBOR
floor of 1.00% due through 2022	$359,525	$363,175
Second Lien Note, interest at LIBOR plus 9.00% with a LIBOR
floor of 1.00% due through 2023	105,000	105,000
Installment notes payable with interest rates ranging from
2.21% to 6.80% due monthly through 2025	67,045	44,767
Obligations under capital leases, interest rates ranging from
0.35% to 12.00%, due through 2029	10,079	10,158
Borrowings under lines of credit with interest rates ranging from
prime to 5.00%	1,608	2,534
Total long-term debt and capital leases	543,257	525,634
Less:
Unamortized discount and deferred issuance costs	(13,914)	(16,558)
Current portion of long-term debt and capital leases	(23,517)	(16,103)
Long-term debt and capital leases, less current portion	$505,826	$492,973
Credit agreement - In June 2015, the Company entered into a First Lien Credit Agreement, which provided funding of up to $405,000, and a Second Lien Notes Purchase Agreement, which provided funding of $105,000.

The First Lien Credit Agreement consists of a $365,000 Term Loan Commitment (the “First Lien Term Loan”) and a $40,000 Revolving Loan Commitment (the “Revolving Loan”). The First Lien Term Loan matures in June 2022 and had an outstanding balance of $359,525 and $363,175 at December 31, 2016 and 2015, respectively. The Revolving Loan is available until June 2020 and had an availability of $40,000 at December 31, 2016 and 2015. The Company pays a 0.5% commitment fee on the average daily unused portion of the Revolving Loan. The Second Lien Notes Purchase Agreement consists of a $105,000 Note (the “Second Lien Note”), which matures in June 2023 and had an outstanding balance

NSH Holdco, Inc.
Notes to Consolidated Financial Statements
(In thousands except years, units and per share amounts)

of $105,000 at December 31, 2016 and 2015. Accrued interest on the outstanding First Lien Term Loan and Second Lien Note was $149 and $75 at December 31, 2016 and 2015, respectively, and is included in accrued expenses on the accompanying consolidated balance sheets.

The funds drawn on the First Lien Term Loan and the Second Lien Note were used to fund acquisitions and repay the former secured debt. As a result of the repayment, the Company recognized a $5,117 loss on the early extinguishment of debt on the accompanying consolidated statement of operations for the year ended December 31, 2015. The loss represented a write-off of $3,879 relating to unamortized original issue discount and $1,238 relating to unamortized deferred loan costs.

Deferred Debt Issuance Costs and Original Issue Discount - At December 31, 2016 and 2015, the Company had deferred debt issuance costs, net, in the amount of $2,734 and $3,246, respectively, which is netted against the carrying amount of long-term debt and capital leases on the accompanying consolidated balance sheets. Amortization expense for debt issuance costs was $512, $469 and $321 for the years ended December 31, 2016, 2015 and 2014, respectively, and is included in interest expense in the accompanying consolidated statements of operations.

At December 31, 2016 and 2015, the Company had original issue discount, net, in the amount of $11,179 and $13,312, respectively, which is netted against the carrying amount of long-term debt and capital leases on the accompanying consolidated balance sheets. Amortization expense for original issue discount costs was $2,133, $1,682 and $1,029 for 2016, 2015 and 2014, respectively, and is included in interest expense in the accompanying consolidated statements of operations.

Facility Lines of Credit - Certain of the Company’s subsidiaries have lines of credit available with a total borrowing capacity of $9,600, of which $7,992 was available at December 31, 2016. Interest rates range from 3.75% to 5.00%, and the lines are collateralized by assets of the individual operating facilities.

Lease Commitments - The Company leases corporate office space, operating facilities and various equipment under operating leases. The facilities in which the Company’s surgical facilities or ancillary services are located are generally leased on terms whereby all costs associated with maintaining the property are paid by the Company. The lease agreements usually have lease terms ranging from 1 to 20 years, excluding renewal option periods, and have fixed payment increases or increases based on consumer price index adjustments with capped limits. Rental expense is recognized on a straight-line basis. Lease expenses for operating leases aggregated $20,403, $18,692 and $14,697 for the years ended December 31, 2016, 2015 and 2014, respectively, which are primarily included in salaries, supplies and other operating expenses in the accompanying consolidated statements of operations.

Scheduled Debt and Lease Payments - Future minimum payments under non-cancelable operating leases, capital leases and debt arrangements as of December 31, 2016 are as follows:

	Operating Leases	Capital Leases	Debt
2017	$21,554	$2,086	$22,076
2018	20,700	1,770	15,338
2019	20,083	1,508	14,760
2020	19,464	1,269	11,186
2021	16,931	952	9,945
Thereafter	79,368	7,120	459,873
Total payments	$178,100	$14,705	$533,178
Less amount representing average imputed interest (7.2%)		(4,626)
Present value of minimum lease payments		$10,079
Debt covenants -- Certain debt obligations are subject to financial covenants such as debt service and fixed charge coverage ratios. The Company is in compliance with all of its debt covenants at December 31, 2016.

Substantially all debt obligations are secured by the underlying assets of the Company. The First Lien Credit Agreement and Second Lien Notes Purchase Agreement contain certain provisions that may restrict the Company's ability to incur indebtedness, create or permit liens, declare or pay dividends and certain other restricted payments, consolidate or merge, acquire or sell assets, make certain investments, loans or other advances, enter into transactions with affiliates and change its line of business.

NOTE 10 - DEFERRED FINANCING OBLIGATIONS

During 2013, one of the Company’s affiliates engaged a third-party in the construction of a replacement hospital. Due to certain provisions in the development agreement and other transaction documents, the affiliate was treated as the owner of the building during the construction phase and recorded a deferred financing obligation equal to the costs incurred related to the construction. Upon completion of the construction of the

NSH Holdco, Inc.
Notes to Consolidated Financial Statements
(In thousands except years, units and per share amounts)

hospital in August 2014, it was determined that due to the Company’s continuing involvement with the property, the transaction did not qualify for sale-leaseback accounting treatment under ASC 840, Leases. As such, the deferred financing obligation remained and all lease payments made are classified as interest expense in the accompanying consolidated statements of operations or as principal adjustments to the financing obligation. At December 31, 2016 and 2015, the balance of the obligation was $26,047 and $26,662, respectively, and is recorded as a deferred financing obligation on the accompanying consolidated balance sheets.

In March 2011, the Company sold all of its ownership in certain real estate associated with one of its facilities. However, due to the Company’s continuing involvement with the property, the transaction did not qualify for sale-leaseback accounting treatment. The gross proceeds from the sale were recorded as a deferred financing obligation at the time of the transaction. Lease payments made subsequent to the transaction are classified as interest expense in the consolidated statements of operations or as principal adjustments to the deferred financing obligation. At December 31, 2016 and 2015, the balance of the obligation was $13,684 and $13,842, respectively, and is recorded as a deferred financing obligation on the accompanying consolidated balance sheets.

Future minimum lease payments, including payments classified as interest expense and principal adjustments to the deferred financing obligations, relating to the two real estate properties discussed above are as follows:

2017	$4,592
2018	4,705
2019	4,822
2020	4,940
2021	5,062
Thereafter	29,241
Total payments	$53,362
Less amount representing average imputed interest (10.2%)	(22,041)
Present value of minimum lease payments	$31,321
NOTE 11 - LEASE ABANDONMENT

In August 2014, one of the Company’s affiliates moved its hospital operations to a new building and abandoned its previous location. As a result, the Company recognized an abandonment loss of $5,874 in the accompanying consolidated statement of operations for the year ended December 31, 2014. The loss consists of the net present value of future lease and property tax payments required over the five years remaining on the lease as well as a $681 write-off of the leasehold improvements related to the abandoned location.

In October 2015, the affiliate executed an agreement with the hospital’s landlord to terminate the lease through a one-time payment of $3,572. The transaction resulted in a gain of $509 which is recognized in gain on lease abandonment in the accompanying consolidated statement of operations for the year ended December 31, 2015.

NOTE 12 - CONTROLLING SHAREHOLDERS’ EQUITY

Preferred and Common Stock - The Company has two classes of capital stock: Series A Preferred Stock and Class A Common Stock. Holders of preferred stock have no voting rights but are entitled to an 8 percent per annum dividend paid in arrears. Holders of preferred stock receive dividends prior to the payment of dividends for other classes of stock. In addition, holders of preferred stock are entitled to receive payments upon a liquidation or dissolution of the Company prior to holders of common stock in an amount equal to the original issue price of $1,000 per share plus any unpaid dividends.

Stock Options - The Company’s stock option plan provides for options to purchase up to 24,068 shares of common stock. The plan is administered by a committee of the Board of Directors that has the authority to determine the individuals to whom awards will be granted, the amount of the awards and the other terms and conditions of the awards. Each option allows the grantee to purchase one share of common stock for each option granted. All options were granted at not less than fair value at the date of the grant and vest and expire according to terms established at the grant date, vesting ratably over five years with a term not to exceed ten years.

NSH Holdco, Inc.
Notes to Consolidated Financial Statements
(In thousands except years, units and per share amounts)

A summary of stock option activity and related information is as follows:

	Number of Options	Weighted-Average Exercise Price Per Share
Outstanding - December 31, 2013	19,796	$100.00
Granted	3,750	300.35
Exercised	(2,037)	100.00
Forfeited	(4,712)	100.00
Outstanding - December 31, 2014	16,797	$100.00
Granted	5,300	300.35
Exercised	(5,668)	100.00
Forfeited	(809)	100.00
Outstanding - December 31, 2015	15,620	$167.98
Granted	700	699.00
Exercised	(1,155)	120.51
Forfeited	(151)	100.00
Outstanding - December 31, 2016	15,014	$191.36

Exercisable at end of period	5,914	$129.00
The weighted-average remaining contractual life of exercisable options outstanding as of December 31, 2016 is 5.9 years.

The fair value for stock options was estimated at the date of grant. The Company used the Black-Scholes option pricing model for option grants in the current and prior years with the following assumptions:

	2016	2015	2014
Average risk-free interest rate	1.5%	2.1%	2.7%
Expected volatility	45.0%	31.0%	31.0%
Expected forfeiture rate	12.9%	20.2%	23.8%
Expected dividend yield	0%	0%	0%
Expected life	7 years	10 years	10 years

The expected volatility is based on the historical volatility of comparable companies. The expected term of the options granted represents the average period of time that the options granted are expected to be outstanding.

Compensation expense of $203, $293 and $206 related to these options was recognized for the years ended December 31, 2016, 2015 and 2014, respectively, and is included in corporate general and administrative expenses in the accompanying consolidated statements of operations. The remaining unrecognized compensation expense of $555 will be recognized over the remaining five year vesting period as the stock options vest, using the straight line attribution method.

NSH Holdco, Inc.
Notes to Consolidated Financial Statements
(In thousands except years, units and per share amounts)

NOTE 13 - INCOME TAXES

The income tax expense (benefit) for continuing operations consists of the following:

	Years ended December 31,
	2016	2015	2014
Federal
Current	($5,261)	$9,578	$6,110
Deferred	10,365	18,055	(1,248)
Total Federal	5,104	27,633	4,862

State
Current	883	1,430	860
Deferred	850	452	(86)
Total State	1,733	1,882	774
Total	$6,837	$29,515	$5,636
Income tax expense as a percentage of income before taxes, discontinued operations and noncontrolling interests was 13.0%, 26.5% and 17.2% for the years ended December 31, 2016, 2015 and 2014, respectively. As compared to the Federal statutory rate of 35.0%, the Company’s effective tax rates reflect reductions as a result of the inclusion in the calculation of income attributable to noncontrolling interests in partnerships and limited liability companies for which income taxes are not recorded at the Company level offset somewhat by increases as a result of state income taxes and various other items.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities, relating to continuing operations, are as follows:

	At December 31,
	2016	2015
Deferred tax assets:
Reserves and allowances	$5,145	$5,261
Accrued expenses	4,193	4,515
Net operating loss carryforwards	519	467
Deferred tax assets	9,857	10,243

Deferred tax liabilities:
Gain on remeasurement of subsidiary	(26,567)	(26,655)
Goodwill and intangible assets	(17,674)	(6,646)
Fixed assets	(10,229)	(10,415)
Other	(2,176)	(2,071)
Deferred tax liabilities	(56,646)	(45,787)
Net deferred tax liabilities	($46,789)	($35,544)
The net deferred tax liabilities are recorded as follows:

	At December 31,
	2016	2015
Current deferred tax asset	$9,857	$10,243
Noncurrent deferred tax liability	(56,646)	(45,787)
Net deferred tax liabilities	($46,789)	($35,544)

NSH Holdco, Inc.
Notes to Consolidated Financial Statements
(In thousands except years, units and per share amounts)

As of December 31, 2016, Company generated approximately $7,840 of federal net operating loss that will be carried back in its entirety to offset prior years’ taxable income. For state tax purposes, the Company had a remaining net operating loss carryforward of $6,424, $2,492 and $4,379 as of December 31, 2016, 2015 and 2014, respectively. The state net operating loss carryforwards will begin to expire in 2026. Management believes future profitability and the reversal of temporary tax differences will allow the Company to utilize all of its net operating losses.

The Company had income tax receivables totaling $4,392 as of December 31, 2016, primarily related to the carryback of its 2016 federal net operating loss. The Company expects to receive the tax refunds in the next twelve months.

For income taxes related to discontinued operations, refer to Note 6.

NOTE 14 - RELATED PARTY TRANSACTIONS

The Company recognizes management fee revenue for services provided under contractual agreements with consolidated and unconsolidated affiliates as discussed in Note 2. The Company has certain receivables from unconsolidated affiliates totaling $635 and $812 at December 31, 2016 and 2015, respectively. These receivables are comprised of amounts due for management fees and certain operating and development expenses. Management believes the remaining amount of receivables outstanding as of December 31, 2016 is fully collectible.

The Company leases office space, operating facilities and various equipment under operating leases as discussed in Note 9. Certain of these lease commitments are with related parties. Lease expenses for operating leases with related parties aggregated $7,880, $8,274 and $13,920 for the years ended December 31, 2016, 2015 and 2014, respectively, which is included in salaries, supplies and other operating expenses in the accompanying consolidated statements of operations.

The Company earns rental income by leasing available space at its facilities to physicians and other healthcare providers as discussed in Note 2. Rental income of $3,012, $3,598 and $53 was recognized for the years ended December 31, 2016, 2015 and 2014, respectively, and is included in management fees and other revenue in the accompanying consolidated statements of operations.

NOTE 15 - COMMITMENTS AND CONTINGENCIES

Employment Agreements - The Company has entered into employment agreements with certain of its executive officers, which include provisions for salary and benefits continuation under certain circumstances.

General and Professional Liability - The Company, its subsidiaries and affiliated partnerships or limited liability companies are insured with respect to medical malpractice risk on a claims-made basis. The Company also maintains insurance for general liability, director and officer liability, workers’ compensation claims and property. These policies are subject to deductibles.

There are known claims or incidents that may result in the assertion of additional claims, as well as claims from incidents incurred but not reported that may be asserted.  Management is aware of certain claims against the Company and has adequate insurance coverage and liabilities recorded representing the Company’s insurance deductible and incurred but not reported exposure for any potential claims. At December 31, 2016 and 2015, the Company has $1,077 and $844, respectively, in reserves related to those claims, inclusive of discontinued operations. The reserves are included in accrued expenses on the accompanying consolidated balance sheets. It is reasonably possible that recorded liabilities for self-insured claims could change in the near term. Management believes that any known claims or incidents will not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

Regulatory Compliance - The healthcare industry is subject to numerous laws and regulations of federal, state and local governments. The laws and regulations governing the Medicare and Medicaid programs are extremely complex and subject to interpretation. As a result, there is at least a reasonable possibility that recorded estimates will change by a material amount in the near term. Recently, government activity has increased with respect to investigations and allegations concerning possible violations of various statutes and regulations by healthcare providers. Violations of these laws and regulations could result in imposition of significant fines and penalties, repayment for patient services previously billed and expulsion from government healthcare programs.

Based on the results of internal compliance audits conducted in 2013 and additional audits in 2015 and 2016 following a recent acquisition, a number of NSH facilities filed with CMS a self-disclosure of certain conduct that may constitute a violation of the Stark Law, 42 U.S.C. §1395nn. Filings were made pursuant to the Medicare Self-Referral Disclosure Protocol released by CMS on September 23, 2010, as revised on May 6, 2011, a process to enable healthcare providers to self-disclose actual or potential violations of the physician self-referral statute. Such filings contemplate the possibility of settlement payments, yet to be negotiated with CMS, in resolution of potential overpayment liability exposure for the conduct identified. The Company’s management cannot predict with certainty the progress or final outcome of any discussions with third parties, such as government agencies. Therefore, the Company is unable to estimate the potential liability, if any, and the impact it may have on the consolidated financial statements, which could be material.

NSH Holdco, Inc.
Notes to Consolidated Financial Statements
(In thousands except years, units and per share amounts)

NOTE 16 - 401k RETIREMENT PLAN

The Company adopted a defined-contribution retirement plan effective January 1, 2000, which covers all eligible employees. This plan includes a provision, at the Company's discretion, to match a portion of the employee contributions. The total 401(k) retirement plan expense was $3,425, $2,276 and $1,878 for the years ended December 31, 2016, 2015 and 2014, respectively. At December 31, 2016 and 2015, accrued expenses on the accompanying consolidated balance sheets included $3,302 and $2,191, respectively, for the Company’s matching contribution. The contribution was funded in the subsequent year.

NOTE 17 - SUBSEQUENT EVENTS

The Company evaluated events from January 1, 2017 to October 6, 2017, which is the date the consolidated financial statements were available to be issued. During this period, there were no subsequent events requiring recognition in or disclosure in notes to the consolidated financials statements other than as noted below.
On August 31, 2017, Surgery Partners, Inc., acquired NSH, excluding one consolidated subsidiary, from Irving Place Capital for approximately $760 million. Additionally, several significant professional liability claims were concluded, the majority of which were fully covered by insurance. Approximately $3 million was not reimbursed under the policies, although some cases are still under appeal and will be settled at a future date.